Exhibit 10.1
ESPP AMENDMENT
CVS HEALTH CORPORATION

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN
(SUB-PLAN OF THE CVS HEALTH CORPORATION 2007 EMPLOYEE STOCK
PURCHASE PLAN)

The following constitutes the provisions of the International Employee Stock Purchase Plan (herein called the “Sub-Plan”), a sub-plan of the CVS Health Corporation (the “Company”) 2007 Employee Stock Purchase Plan, as it may be amended and restated from time to time (the “Plan”).

1.    Purpose.
The purpose of this Sub-Plan is to assist Eligible Employees of the Company’s Designated Non-U.S. Subsidiaries (as defined herein) with an opportunity to purchase shares of Stock of the Company through accumulated payroll deductions, enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s stockholders, and to provide a benefit that will assist the Company in competing to attract and retain employees of high quality. The Sub-Plan is implemented in accordance with Sections 13 and 19 of the Plan.
2.    Non-Qualification. The Sub-Plan is not intended to qualify as an employee stock purchase plan under Section 423(b) of the U.S. Internal Revenue Code of 1986, as amended. Grants of option to purchase shares of Stock under the Sub-Plan are not intended to be Section 423(b) qualified offerings, and shall be deemed separate from the grant of option to purchase shares of Stock under the Plan with respect to equal rights and privileges for purposes of preserving the Plan’s Section 423 (b) qualification.

3.    Governing Terms. All provisions of this Sub-Plan shall be governed by the Plan, except as otherwise provided herein.

4.    Effective Date. This Sub-Plan shall be effective from the date of its adoption by the Board or Administrator.

5.    Definitions.    All definitions in the Sub-Plan shall be interpreted in accordance with the Plan except as otherwise provided herein:

(a)    “Designated Non-U.S. Subsidiary” shall mean any Subsidiary located outside of the United States that is identified by the Administrator in Appendix A hereto as appropriate for participation in the Sub-Plan.

(b)    “Eligible Employee” shall mean any person employed by a Designated Non-U.S. Subsidiary, subject to Section 6 of this Sub-Plan below.

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6.    Eligibility. Each individual who is an Eligible Employee on the applicable eligibility cutoff date (determined by the Company) prior to the start of the next Offering Period shall be eligible to participate in the Sub-Plan, provided, however, that the restrictions under the definition of Eligible Employee in Section 3 of the Plan shall not apply for purposes of determining Eligible Employees under the Sub-Plan.

7.    Participation. An Eligible Employee shall become a participant in the Sub-Plan once they have completed the steps and requirements outlined in Section 5 of the Plan.

8.    Payroll Deductions and Other Approved Contributions.

(a)    Except to the extent otherwise determined by the Administrator, payroll deductions shall be made in accordance with Section 6 of the Plan. The Administrator may, at its discretion, approve other methods for contributions including, without limitation, check, money wire, cash, or standing order of the participant’s individual bank account.

(b)     The amounts so collected shall be credited to the participant’s individual book account under the Sub-Plan, initially in the currency in which paid by the Designated Non-U.S. Subsidiary until converted into U.S. Dollars. Accordingly, all purchases of shares of Stock under the Sub-Plan are to be made with U.S. Dollars into which the payroll deductions for the offering or other approved contributions have been converted. The amounts collected from a participant may be commingled with the general assets of the Company or the Designated Non-U.S. Subsidiary and may be used for general corporate purposes, except as otherwise required by applicable law.

(c)    For purposes of determining the number of shares of Stock purchasable by a participant, the payroll deductions or other approved contributions credited to each participant’s book account during each Offering Period shall be converted into U.S. Dollars on or shortly prior to the end of that Purchase Period on the basis of the exchange rate determined by the Company. The Administrator shall have the absolute discretion to determine the applicable exchange rate to be in effect for each end of an Offering Period by any reasonable method.

9.    Exercise of Option. Exercise of the option shall be in accordance with Section 8 of the Plan.

10.    Withdrawal or Termination of Employment.    Withdrawal from the Sub-Plan or ceasing to be an Eligible Employee shall be in accordance with Section 10 of the Plan, subject to Section 11 of this Sub-Plan below.

11.    Transfer of Employment.

(a)    In the event that a participant who is an Eligible Employee of a Designated Non- U.S. Subsidiary is transferred and becomes an employee of a different Designated Non-U.S. Subsidiary during an Offering Period, such individual may, subject to the terms and eligibility of this Sub-Plan, remain a participant under this Sub-Plan for the duration of the Offering Period in effect at that time. Unless otherwise required under applicable law, any payroll deductions or other

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approved contributions may continue to be held by the Designated Non-U.S. Subsidiary former employer of the participant for the remainder of the Offering Period. At the last day of such Offering Period, all payroll deductions and other approved contributions made by or to such former employer Designated Non-U.S. Subsidiary and/or the current employer Designated Non-U.S. Subsidiary shall be aggregated for the purchase of shares of Stock subject to the terms and limitations of the Sub-Plan.

(b)    In the event that an employee of the Company or a Subsidiary in the U.S. is an Eligible Employee who has authorized payroll deductions under the Plan with respect to an Offering Period in effect under the Plan and becomes an employee of a Designated Non-U.S. Subsidiary during such Offering Period, the employee may become a participant under the Sub- Plan for the remainder of such Offering Period. Unless otherwise required under applicable law, any payroll deductions may continue to be held by the former employer Company or designated Subsidiary in the U.S. for the remainder of the Offering Period. At the last day of such Offering Period, all payroll deductions and other approved contributions made to the Company or Subsidiary and the employing Designated Non-U.S. Subsidiary may be aggregated for the purchase of shares of Stock subject to the terms and limitations of the Plan and the Sub-Plan.
12.    Interest. Contributions received or held pursuant to the Sub-Plan shall accrue interest only to the extent required under applicable law.
13.    Shares Subject to the Sub-Plan.

(a)    The shares of Stock purchasable by participants under the Sub-Plan shall be made available from shares reserved under Section 12 of the Plan and any shares of Stock issued under the Sub-Plan will reduce, on a share-for-share basis, the number of shares of Stock available for subsequent issuance under the Plan.

(b)    The participant will have no interest or voting right in shares of Stock covered by his or her rights to purchase shares until such rights have been exercised and shares have been issued.

14.    Administration. The Sub-Plan shall be administered in accordance with Section 13 of the Plan. The Administrator may adopt rules or procedures relating to the operation and administration of the Sub-Plan to accommodate the specific requirements of the law and procedures of applicable jurisdictions. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding the handling of payroll deductions or other approved contributions, segregation of funds, payment of interest, conversion of local currency, payroll tax, withholding procedures and issuance of shares that vary with local requirements. The Administrator may also adopt rules, procedures or sub-plans applicable to particular Designated Non-U.S. Subsidiaries or jurisdictions. The rules of such sub-plans may take precedence over other provisions of this Sub-Plan, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Sub-Plan shall govern the operation of such sub-plan.
15.    Transferability. Neither payroll deductions nor other funds credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares of Stock under

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this Sub-Plan may be assigned, transferred, pledged, or otherwise disposed of in any way (other than through designation of beneficiary procedures as provided in the Plan) by the participant. In order to comply with applicable law (including, without limitation, local securities, and applicable exchange laws), the Company may require a participant to retain the shares of Stock purchased on his or her behalf in a Company account or an account of a designated broker until the sale of such shares.

16.    Amendment or Termination. The Administrator may at any time terminate or amend this Sub-Plan. No such termination can affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any participant. Notwithstanding any provision of the Plan or this Sub-Plan to the contrary, in order to comply with the laws in other countries in which the Company and the Designated Non-U.S. Subsidiaries operate or have participants, the Company, by the action of its duly authorized officers, in their sole discretion, shall have the power and authority at any time to establish “offering documents” and similar addenda to this Sub-Plan to modify administrative procedures and other terms and procedures, to the extent such actions may be necessary or advisable and take any action that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, no action may be taken hereunder that would violate any securities law or governing statute or any other applicable law or cause the Plan not to comply with Section 423 of the Code.

17.    Notices. All notices or other communications by an Eligible Employee or participant to the Company under or in connection with the Sub-Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

18.    Term of Sub-Plan. The Sub-Plan shall continue in effect until the expiration or termination of the Plan or the earlier termination of the Sub-Plan by the Administrator.

19.    No Additional Employment Rights. Neither the action of the Company in establishing the Sub-Plan, nor any action taken under the Sub-Plan by the Administrator, nor any provision of the Sub-Plan itself shall be construed so as to grant any person the right to remain in the employment of the Company or any Designated Non-U.S. Subsidiary for any period of specific duration, and such person’s employment may be terminated at any time, with or without cause, subject to applicable law.

20.    Foreign Exchange Risk. Any changes or fluctuations in the exchange rate at which the payroll deductions or other approved contributions collected on the participant’s behalf are converted into U.S. Dollars in connection with each purchase of shares shall be borne solely by the participant. Neither the Company nor any Designated Non-U.S. Subsidiary shall bear any exchange rate or foreign exchange risk in connection with the Sub-Plan.

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APPENDIX A

DESIGNATED NON-U.S. SUBSIDIARIES

SIGNIFY IRELAND TECHNOLOGY DEVELOPMENT LIMITED

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